Exhibit 3.1.18

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

THE JOSEPH A. BANK MFG. CO., INC.

The Joseph A. Bank Mfg. Co., Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

A.            The name of the Company is The Joseph A. Bank Mfg. Co., Inc.  Its original name was JAB Manufacturing, Inc.  The Company’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 13, 2010.

B.            This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the DGCL and restates, integrates and further amends the provisions of the Company’s Certificate of Incorporation.

C.            The text of the Certificate of Incorporation of the Company is hereby amended and restated in its entirety and shall read as follows:

First:  The name of the Corporation is The Joseph A. Bank Mfg. Co., Inc.

Second:  The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

Third:  The nature of the business and purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Fourth:  The total number of shares of stock that the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, of the par value of $1.00 per share.

Fifth:  The Corporation is to have perpetual existence.

Sixth:  Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

Seventh:

(a)  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.  If the General Corporation Law of the State of Delaware hereafter is amended to authorize further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware.  Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

(b)  The Corporation shall indemnify any director or officer to the full extent permitted by Delaware law.

Eighth:  All of the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors of the Corporation, are hereby conferred upon the Board of Directors of the Corporation.

In furtherance and not in limitation of the foregoing provisions of this Article Eighth, and for the purpose of the orderly management of the business and the conduct of the affairs of the Corporation, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal from time to time the by-laws of the Corporation, subject to the right of the stockholders of the Corporation entitled to vote thereon to adopt, amend or repeal bylaws of the Corporation.

Ninth:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

In Witness Whereof, the Company has caused this Amended and Restated Certificate of Incorporation to be executed by the undersigned officer, thereunto duly authorized, this 23rd day of March, 2015.

THE JOSEPH A. BANK MFG. CO., INC.

By:	/s/ CATHERINE A. SPICER
Name:	Catherine A. Spicer
Title:	Vice President - Associate General Counsel